Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FIRST QUARTER

2023 RESULTS

Highlights:

●	Delivered Net Sales of $82.5 million
●	Recorded Net Loss of $13.1 million, or $(0.58) of Diluted EPS
●	Work Truck Attachments performance impacted by lowest East Coast snowfall season in decades
●	Work Truck Solutions delivered improved performance compared to 1Q22
●	Paid $0.295 per share cash dividend on March 31, 2023
●	2023 outlook reflects expected impact of 2022-23 snow season

May 1, 2023 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2023.

“The story this quarter is simple – snowfall was well below the 10-year average, and the location and timing of snow and ice events missed some of our most important markets,” noted Bob McCormick, President, and CEO. “We have implemented our low snowfall playbook to mitigate the negative impact of low snowfall as much as possible. The medium- to long-term outlook for our Attachments business remains strong. While our Solutions segment turned in a good quarter, our consolidated results came in well below our initial expectations, hence our Mid-April release of preliminary results and 2023 guidance update.”

Consolidated First Quarter 2023 Results

$ in millions (except Margins & EPS)	Q1 2023	Q1 2022
Net Sales	$82.5	$102.6
Gross Profit Margin	13.7%	20.5%

Loss from Operations	$(13.8)	$(2.9)
Net Loss	$(13.1)	$(3.9)
Diluted EPS	$(0.58)	$(0.18)

Adjusted EBITDA	$(7.4)	$4.6
Adjusted EBITDA Margin	(8.9% )	4.5%
Adjusted Net Loss	$(12.5)	$(2.3)
Adjusted Diluted EPS	$(0.55)	$(0.11)

Douglas Dynamics – First Quarter 2023

●

Consolidated results were lower compared to the same period last year due to lower volumes at Work Truck Attachments, which were only partially offset by volume and profitability improvements at Work Truck Solutions.

●

Interest expense was $2.9 million compared to $2.1 million in the same period last year, which was primarily due to an increase in interest expense on higher borrowings on the revolving line of credit.

Work Truck Attachments Segment First Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2023		Q1 2022
Net Sales	$19.3		$45.8
Adjusted EBITDA	$(10.2)		$3.0
Adjusted EBITDA Margin	(53.2%	)	6.6%

●

Work Truck Attachments Net Sales, Adjusted EBITDA and Adjusted EBITDA margin all decreased significantly versus the prior year as East Coast core markets experienced the lowest snowfall season in decades and higher than average dealer inventory levels impacted reorder activity.

McCormick noted, “While the first quarter is often unprofitable for Attachments, we believe that this year was an anomaly given the lack of snowfall on the East Coast impacted reorder patterns. In addition, our pre-season orders will likely be lower, as dealers respond to season ending elevated inventory levels.”

Work Truck Solutions Segment First Quarter 2023 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2023	Q1 2022
Net Sales	$63.3	$56.8
Adjusted EBITDA	$2.9	$1.6
Adjusted EBITDA Margin	4.5%	2.8%

●

Work Truck Solutions delivered improved performance across the board with Net Sales increasing approximately 11.4% compared to the same period last year related to higher volumes and improved price realization.

●	Adjusted EBITDA and Adjusted EBITDA margin increased due to higher volumes and slightly favorable product mix over last year.

McCormick added, “Demand remains positive despite the mixed economic outlook, and backlog continues to sit near record levels in the Solutions segment. While we are still dealing with chassis and component shortages, and the impacts those factors have on efficiency, we are learning to adapt more each day and are focused on delivering baseline profit improvements.”

Douglas Dynamics – First Quarter 2023

Dividend & Liquidity

●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on March 31, 2023, to stockholders of record on March 17, 2023.
●

Net cash used in operating activities for the quarter was $(56.9) million compared to $(26.0) in the first quarter 2022. The increase was due to less favorable operating results, as well as cash used in working capital, driven primarily by higher inventories in Attachments due to low reorder activity and in Solutions due to supply chain disruptions, as well as a decrease in trade payables.

●	The effective tax rates were 21.1% and 20.6% for the first quarters of 2023 and 2022, respectively.

2023 Outlook

“As we said in mid-April, the lack of snow in our core East Coast markets caused us to lower the top end of our guidance ranges to account for the lower first quarter volumes and anticipated impact on pre-season demand,” explained Sarah Lauber, Executive Vice President and CFO. “The Solutions segment remains on track to show continued margin improvement in 2023 versus a year ago. As we look at the rest of the year, we are confident in our ability to manage through the temporary impacts of low snowfall, while focusing and delivering on our profit improvement initiatives that are within our control. This one snow season does not change our commitment to reach our stated target of $3.00 of earnings per share by 2025.”

2023 financial outlook:

●	Net Sales are expected to be between $620 million and $650 million.
●	Adjusted EBITDA is predicted to range from $85 million to $100 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.55 per share to $2.00 per share.
●	The effective tax rate is expected to be approximately 24% to 25%.
●

The outlook assumes relatively stable economic conditions, slightly improving supply of chassis and components, and that Company’s core markets will experience average snowfall levels in the fourth quarter of 2023.

With respect to the Company’s 2023 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, May 2, 2023 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – First Quarter 2023

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, and incremental costs incurred in 2022 related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Douglas Dynamics – First Quarter 2023

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, impairment charges, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred in 2022 related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2023	2022
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,900	$20,670
Accounts receivable, net	48,223	86,765
Inventories	184,583	136,501
Inventories - truck chassis floor plan	1,213	1,211
Refundable income taxes paid	3,408	-
Prepaid and other current assets	7,280	7,774
Total current assets	247,607	252,921

Property, plant, and equipment, net	67,461	68,660
Goodwill	113,134	113,134
Other intangible assets, net	128,959	131,589
Operating lease - right of use asset	16,414	17,432
Non-qualified benefit plan assets	9,158	8,874
Other long-term assets	2,555	4,281
Total assets	$585,288	$596,891

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$23,081	$49,252
Accrued expenses and other current liabilities	22,086	30,484
Floor plan obligations	1,213	1,211
Operating lease liability - current	4,888	4,862
Income taxes payable	-	3,485
Short term borrowings	52,000	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	114,405	100,431

Retiree benefits and deferred compensation	15,526	14,650
Deferred income taxes	28,713	29,837
Long-term debt, less current portion	192,298	195,299
Operating lease liablility - noncurrent	12,951	14,025
Other long-term liabilities	4,995	5,547

Total stockholders' equity	216,400	237,102
Total liabilities and stockholders' equity	$585,288	$596,891

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Loss

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2023	March 31, 2022
	(unaudited)

Net sales	$82,545	$102,601
Cost of sales	71,270	81,537
Gross profit	11,275	21,064

Selling, general, and administrative expense	22,442	21,373
Intangibles amortization	2,630	2,630

Loss from operations	(13,797)	(2,939)

Interest expense, net	(2,864)	(2,113)
Other income, net	35	127
Loss before taxes	(16,626)	(4,925)

Income tax benefit	(3,516)	(1,017)

Net loss	$(13,110)	$(3,908)

Weighted average number of common shares outstanding:
Basic	22,906,845	22,982,538
Diluted	22,906,845	22,982,538

Loss per share:
Basic loss per common share attributable to common shareholders	$(0.58)	$(0.18)
Loss per common share assuming dilution attributable to common shareholders	$(0.58)	$(0.18)
Cash dividends declared and paid per share	$0.30	$0.29

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2023	March 31, 2022
	(unaudited)

Operating activities
Net loss	$(13,110)	$(3,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,357	5,189
Gain on disposal of fixed assets	(60)	(51)
Amortization of deferred financing costs and debt discount	145	121
Stock-based compensation	957	1,900
Adjustments on derivatives not designated as hedges	(172)	(172)
Provision for losses on accounts receivable	175	75
Deferred income taxes	(1,125)	978
Non-cash lease expense	1,018	1,198
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	38,367	27,902
Inventories	(48,082)	(39,820)
Prepaid assets, refundable income taxes paid and other assets	(3,376)	(1,059)
Accounts payable	(24,891)	(9,315)
Accrued expenses and other current liabilities	(11,882)	(8,883)
Benefit obligations and other long-term liabilities	(237)	(148)
Net cash used in operating activities	(56,916)	(25,993)

Investing activities
Capital expenditures	(2,748)	(2,198)
Net cash used in investing activities	(2,748)	(2,198)

Financing activities
Payments of financing costs	(334)	--
Repurchase of common stock	--	(3,001)
Dividends paid	(6,960)	(6,748)
Net revolver borrowings	52,000	12,000
Repayment of long-term debt	(2,812)	(2,812)
Net cash provided by (used) in financing activities	41,894	(561)
Change in cash and cash equivalents	(17,770)	(28,752)
Cash and cash equivalents at beginning of period	20,670	36,964
Cash and cash equivalents at end of period	$2,900	$8,212

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$1,042	$713

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022

Work Truck Attachments
Net Sales	$19,246	$45,776
Adjusted EBITDA	$(10,231)	$3,044
Adjusted EBITDA Margin	-53.2%	6.6%

Work Truck Solutions
Net Sales	$63,299	$56,825
Adjusted EBITDA	$2,857	$1,592
Adjusted EBITDA Margin	4.5%	2.8%

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)
	Three month period ended March 31,
	2023	2022

Net cash used in operating activities	$(56,916)	$(25,993)
Acquisition of property and equipment	(2,748)	(2,198)
Free cash flow	$(59,664)	$(28,191)

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.
Net Loss to Adjusted EBITDA reconciliation (unaudited)
(In thousands)
	Three month period ended March 31,
	2023	2022

Net loss	$(13,110)	$(3,908)

Interest expense - net	2,864	2,113
Income tax benefit	(3,516)	(1,017)
Depreciation expense	2,727	2,559
Intangibles amortization	2,630	2,630
EBITDA	(8,405)	2,377

Stock-based compensation	957	1,900
Other charges (1)	74	359
Adjusted EBITDA	$(7,374)	$4,636

(1) Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.

Douglas Dynamics – First Quarter 2023

Douglas Dynamics, Inc.
Reconciliation of Net Loss to Adjusted Net Loss (unaudited)
(In thousands, except share and per share data)
	Three month period ended March 31,
	2023	2022

Net loss	$(13,110)	$(3,908)
Adjustments:
Stock based compensation	957	1,900
Adjustments on derivative not classified as hedge (1)	(172)	(172)
Other charges (2)	74	359
Tax effect on adjustments	(215)	(522)
Adjusted net loss	$(12,466)	$(2,343)

Weighted average basic common shares outstanding	22,906,845	22,982,538
Weighted average common shares outstanding assuming dilution	22,906,845	22,982,538

Adjusted loss per common share - dilutive	$(0.55)	$(0.11)

GAAP diluted loss per share	$(0.58)	$(0.18)
Adjustments net of income taxes:

Stock based compensation	0.03	0.06
Adjustments on derivative not classified as hedge (1)	-	-
Other charges (2)	-	0.01

Adjusted diluted loss per share	$(0.55)	$(0.11)

(1) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(2) Reflects unrelated legal, severance, restructuring, consulting fees, and incremental costs incurred related to the COVID-19 pandemic for the periods presented.